Exhibit 99.1

News Release

Media Contacts:	Amy Rose	Investor Contacts:	Joe Romanelli
	(908) 423-6537		(908) 423-5088

	David Caouette		Carol Ferguson
	(908) 423-3461		(908) 423-4465

Merck Announces Fourth-Quarter and Full-Year 2009 Financial Results

•	First Results for Combined Company Reflect Strong Sales Growth of Key Products

•	Fourth-Quarter 2009 Non-GAAP EPS of $0.79, Excluding Certain Items; Fourth-Quarter GAAP EPS of $2.35

•	Full-Year 2009 Non-GAAP EPS of $3.25, Excluding Certain Items; Full-Year 2009 GAAP EPS of $5.65

•	Significant Progress Made Integrating Operations; Reiterates Commitment to Achieving $3.5 Billion of Annual Savings in 2012

•	Target Reaffirmed for High Single-Digit Non-GAAP EPS Compound Annual Growth Rate from 2009 to 2013

WHITEHOUSE STATION, N.J., Feb. 16, 2010 – Merck & Co., Inc. today announced financial results for the fourth quarter and the full year of 2009 which include the results of legacy Schering-Plough operations from the close of the merger on Nov. 3, 2009 through Dec. 31, 2009. The company reported non-GAAP (generally accepted accounting principles) earnings per share (EPS) for the fourth quarter of $0.79, which excludes certain impacts of the merger, including a $7.5 billion pretax gain associated with obtaining the controlling interest in the Merck/Schering-Plough partnership, purchase accounting adjustments, merger-related expenses as well as all restructuring costs. Fourth-quarter GAAP EPS was $2.35. Merck also announced full-year 2009 non-GAAP EPS of $3.25, excluding certain items, and full-year GAAP EPS of $5.65.

Worldwide sales for the fourth quarter of 2009 were $10.1 billion. Net income available to common shareholders for the fourth quarter was $6,494 million. For the full year of 2009, worldwide sales were $27.4 billion and net income available to common shareholders was $12,899 million. Foreign exchange for the quarter favorably affected global sales performance by 1 percent, while the full year of 2009 was negatively affected by 2 percent.

A reconciliation of EPS as reported in accordance with GAAP to EPS, excluding certain items, is provided in the table that follows.

	Quarter Ended Dec. 31		Year Ended Dec. 31
	2009	2008	2009	2008
GAAP EPS	$2.35	$0.78	$5.65	$3.63
EPS impact of items*	(1.56)	0.09	(2.40)	(0.21)

Non-GAAP EPS that excludes items listed below[1]	$0.79	$0.87	$3.25	$3.42

* Amount calculated as follows (in millions except per share amounts)	Fourth- Quarter 2009	Fourth- Quarter 2008	Year Ended Dec. 31, 2009	Year Ended Dec. 31, 2008
Gain associated with Merck/Schering-Plough partnership	$(7,530)	$—	$(7,530)	$—
Gain from sale of interest in Merial	(400)	—	(3,163)	—
Purchase accounting adjustments	2,286	—	2,286	—
Merger restructuring program	1,460	—	1,460	—
Costs related to other restructuring programs	36	234	521	1,284
Merger-related costs	288	—	544	—
Gain on distribution from AstraZeneca	—	—	—	(2,223)
Net decrease (increase) in income before taxes	(3,860)	234	(5,882)	(939)
Income tax (benefit) expense[2] impact on above items	(458)	(30)	390	473
Decrease (increase) in net income	$(4,318)	$204	$(5,492)	$(466)
EPS impact of items	$(1.56)	$0.09	$(2.40)	$(0.21)

“The new Merck is off to an excellent start,” said Richard T. Clark, chairman, president and chief executive officer. “Our performance last quarter was characterized by strong growth in key brands and continued investment in our newest products and promising late-stage pipeline.

“We’re building momentum in our business while making great progress on integration,” Mr. Clark added. “Each of our top 10 selling brands from an expanded product portfolio exceeded $1 billion in annual sales. At the same time, we have a number of product launches underway in major global markets with more to come this year.

[1]

Merck is providing information on 2009 and 2008 non-GAAP earnings per share that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, earnings per share prepared in accordance with GAAP. For a description of the 2009 items, see Tables 2 and 3, including the related footnotes, attached to this release.

[2]	Represents an estimated income tax (benefit) expense on the reconciling items.

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“We stand firmly behind the financial targets we provided at the time of our initial merger announcement,” said Mr. Clark. “The real value drivers of our merger will be science and innovation because Merck’s long-term strength will come from our ability to develop critical medicines and vaccines. But what will set this merger apart is not just the ‘what’ but the ‘how’ — the clarity of our vision, our ability to hit the ground running, and the thoughtfulness with which we are managing the integration of our businesses, our operations and our people.”

Select Business Highlights

•

Launches underway for SIMPONI, SAPHRIS, SAFLUTAN, TREDAPTIVE and BRIDION in major markets around the world; BRIDION recently approved for use in Japan and ELONVA now approved in the European Union (EU); four products with filings under review in the EU and/or the United States; nearly 20 promising research programs in late-stage development.

•

Strong business development activity continues with acquisition of Avecia Biologics, expanding Merck’s existing biologics expertise and manufacturing capacity, and 50 other licensing and alliance agreements signed during 2009 that complement the company’s substantial internal research capabilities.

•

Well-respected leaders expand the capabilities and strength of the new Merck’s senior leadership team including Dr. Julie Gerberding, leader of the vaccine business, who previously served as Centers for Disease Control (CDC) director; Michael Kamarck to lead vaccine and biologics manufacturing as well as Merck BioVentures from Wyeth; Dr. Michael Rosenblatt, chief medical officer, who was previously Dean of Tufts School of Medicine; and Bridgette P. Heller, leader of the Consumer Health Care business, who was formerly with Johnson & Johnson.

Fourth-Quarter and Full-Year 2009 Financial Results

The company’s financial performance for the fourth quarter and the full year of 2009 discussed below reflects legacy Schering-Plough results as of the merger date through Dec. 31, 2009 plus legacy Merck’s results for the quarter and the full year. The increases noted are largely due to the addition of legacy Schering-Plough.

The following supplemental combined non-GAAP sales are adjusted to reflect a full quarter and full year of Merck and Schering-Plough combined results as if the merger closed as of Jan. 1, 2009. This supplemental information is provided to enhance investors’ understanding of the company’s products and overall business performance and should be considered in addition to, but not in lieu of, sales recorded in accordance with GAAP.

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	GAAP 4Q09	Adj. 4Q09	Supp. Comb. Non-GAAP 4Q09	GAAP FY09	Adj. FY09	Supp. Comb. Non-GAAP FY09
Total Sales	$10,093	$2,123	$12,216	$27,428	$18,537	$45,964
Human Health[3]	9,072	1,733	10,805	25,236	14,862	40,098
Animal Health	494	265	759	494	2,222	2,716
Consumer Health³	149	83	232	149	1,131	1,281
Other revenues[4]	379	41	420	1,548	322	1,870

Materials and production costs were $4.9 billion for the quarter and $9.0 billion for the full year of 2009. In 2008, these costs were $1.5 billion for the quarter and $5.6 billion for the full year. The fourth quarter and full year of 2009 include $2.3 billion of additional costs related to purchase accounting adjustments. Additionally, the fourth quarter of 2009 and 2008 include costs associated with restructuring programs of $19 million and $33 million, respectively. For the full-year of 2009 and 2008, materials and production include $115 million and $123 million, respectively, of costs associated with the restructuring programs. The gross margin was 51.4 percent for the fourth quarter of 2009 and 67.1 percent for the full year of 2009, reflecting 22.9 and 8.8 percentage point unfavorable impacts, respectively, from the purchase accounting adjustments and restructuring costs noted above. In 2008, gross margin was 75.6 percent for the fourth quarter and 76.6 percent for the full year, reflecting 0.6 and 0.5 percentage point unfavorable impacts, respectively, due to restructuring costs.

Marketing and administrative expenses were $3.5 billion for the fourth quarter of 2009 and $8.5 billion for the full year. Costs for the fourth quarter and full year of 2009 include $265 million and $371 million, respectively, of merger-related costs. Marketing and administrative costs were $1.9 billion for the fourth quarter of 2008 and $7.4 billion for the full year.

Research and development expenses were $2.0 billion for the quarter and $5.8 billion for the year. The full year of 2009 includes $232 million of costs associated with the company’s 2008 global restructuring program. Research and development costs for 2008 were $1.4 billion for the quarter and $4.8 billion for the year which included $97 million and $128 million, respectively, of costs for restructuring activities.

[3]	Human Health includes worldwide prescription pharmaceutical sales and consumer product sales excluding the U.S. and Canada. Consumer Health includes U.S. and Canada consumer product sales.
[4]	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.

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Restructuring costs, primarily related to employee separations, were $1.5 billion for the fourth quarter of 2009, compared with $103 million for the fourth quarter of 2008. The increase for the fourth quarter of 2009 is largely associated with the merger restructuring program discussed below. Costs for the year were $1.6 billion, an increase of 58 percent from the full year of 2008.

Total overall costs associated with the company’s global restructuring programs included in materials and production, research and development, and restructuring costs were $1.5 billion and $2.0 billion for the fourth quarter and the full year of 2009, respectively, primarily comprised of employee separations and accelerated depreciation.

Equity income from affiliates was $374 million in the fourth quarter of 2009, a decrease of 48 percent from the fourth quarter of 2008 primarily as a result of a lower contribution from the Merck/Schering-Plough partnership, which became wholly-owned by Merck as a result of the merger and is no longer reflected in equity income from affiliates as of the date of the merger. Fourth quarter was also affected by lower contributions from AstraZeneca LP and from Merial due to the sale of Merck’s interest in this joint venture to sanofi-aventis in the third quarter of 2009. Revenue from AstraZeneca LP recorded by Merck was $332 million in the fourth quarter. For the full year of 2009, equity income from affiliates was $2.2 billion, a 13 percent decline from the full year of 2008.

Other (income) expense, net, for the fourth quarter of 2009 was $7.8 billion of income primarily reflecting a $7.5 billion gain associated with obtaining the controlling interest in the Merck/Schering-Plough partnership. The fourth quarter also reflects $400 million of additional gain on the divestiture of Merck’s interest in Merial which had been deferred. The full-year of 2009 included the $7.5 billion gain associated with obtaining the controlling interest in the Merck/Schering-Plough partnership, a $3.2 billion gain from the sale of Merck’s interest in Merial, $231 million of recognized net gains in the company’s investment portfolio as well as $173 million of merger-related costs. Other (income) expense, net, for the full year of 2008 was $2.3 billion of income which included a $2.2 billion gain on a distribution from AstraZeneca LP.

Merger Restructuring Program

Merck said it is committed to achieving its previously announced synergy target of $3.5 billion in ongoing annual savings in 2012. Today, the company announced the first phase of a new global Merger Restructuring Program designed to integrate and optimize the organization and its cost structure. Merck expects this first phase of its restructuring program to yield annual savings in 2012 of approximately $2.6 billion to $3.0 billion — a significant portion of the overall synergy target. The company also expects additional savings towards the synergy target to

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be generated in subsequent phases of its Merger Restructuring Program that will be announced later this year. Also, other savings through non-restructuring related activities, such as procurement savings initiatives will contribute to the $3.5 billion synergy target.

As of Dec. 31, 2009, Merck had approximately 100,000 employees. As part of the first phase of its Merger Restructuring Program, by the end of 2012, Merck expects to reduce its total workforce by approximately 15 percent across all areas of the combined company worldwide. The company also plans to eliminate approximately 2,500 vacant positions as part of the first phase of the program. The reductions will primarily come from the elimination of duplicative positions in sales, administrative and headquarters organizations, as well as from the consolidation of certain manufacturing facilities and research and development operations.

Merck said that certain actions, such as the ongoing reevaluation of manufacturing and research and development facilities worldwide, have not yet been completed, but will be included later this year in other phases of the Merger Restructuring Program. Merck also said it will continue to hire new employees in strategic growth areas of the business throughout this period.

The first phase of the Merger Restructuring Program is expected to be completed by the end of 2012 with total pretax costs estimated at $2.6 billion to $3.3 billion. Costs of $1.5 billion related to these actions, which are primarily employee separation costs, were recorded in the fourth quarter of 2009. The company estimates that approximately 85 percent of the cumulative pretax costs will result in future cash outlays, primarily related to employee separation expense. Approximately 15 percent relate to the accelerated depreciation of facilities that will be closed or divested and are non-cash.

The company noted that the Merger Restructuring Program savings are in addition to the previously announced ongoing cost reduction initiatives at both Merck and Schering-Plough, which were announced in 2008.

Long-Term Financial Targets

Merck continues to target a high single-digit non-GAAP EPS compound annual growth rate for the combined company from 2009 to 2013 when compared to Merck 2009 non-GAAP EPS. Given the fourth quarter 2009 close of the merger with Schering-Plough, Merck expects to provide 2010 financial targets around the time of its first quarter 2010 sales and earnings announcement in April.

Product Performance — Human Health

The sales figures discussed below for legacy Schering-Plough products are reported on a GAAP basis, which represents sales from the close of the merger through Dec. 31, 2009.

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Bone, Respiratory, Immunology and Dermatology

Worldwide sales of SINGULAIR (montelukast sodium), a once-a-day oral medicine indicated for the chronic treatment of asthma and the relief of symptoms of allergic rhinitis, were $1.3 billion for the fourth quarter of 2009, representing a 12 percent increase compared with the fourth quarter of 2008. Full-year worldwide sales for SINGULAIR were $4.7 billion, a 7 percent increase compared with the prior year.

Sales of REMICADE (infliximab) were $431 million for the post-merger portion of the fourth quarter of 2009. REMICADE is a treatment for inflammatory diseases which is marketed in countries outside the United States (except in Japan and certain other Asian markets). In addition, SIMPONI (golimumab), a once-monthly, subcutaneous treatment for certain inflammatory diseases, has been launched in Canada, Germany and Denmark; launches in other international markets are ongoing or planned.

Global sales of NASONEX (mometasone furoate monohydrate), nasal spray, an inhaled nasal corticosteroid for the treatment of nasal allergy symptoms, were $165 million for the post-merger portion of the fourth quarter of 2009.

Global sales of CLARINEX (desloratadine), a nonsedating antihistamine, were $101 million for the post-merger portion of the fourth quarter of 2009.

Cardiovascular

Global sales of ZETIA (ezetimibe) and VYTORIN (ezetimibe/simvastatin) were $614 million and $577 million in the fourth quarter, respectively. Annual worldwide sales for 2009 were $2.2 billion for ZETIA and $2.1 billion for VYTORIN. Prior to the completion of the merger, $3.5 billion of those combined sales were recorded through the Merck/Schering-Plough partnership and the results from the company’s interest in the partnership were recorded in equity income from affiliates. As a result of the merger completion, the Merck/Schering-Plough partnership is now wholly-owned by Merck. Accordingly, the post-merger $399 million and $384 million in revenue from ZETIA and VYTORIN, respectively, are reflected in fourth quarter sales.

Diabetes and Obesity

JANUVIA (sitagliptin), Merck’s DPP-4 inhibitor for the treatment of type 2 diabetes, recorded worldwide sales of $558 million during the fourth quarter of 2009, representing a 35 percent increase compared with same quarter in 2008. JANUMET (sitagliptin/metformin hydrochloride), a single tablet that targets all three key defects of type 2 diabetes, achieved worldwide sales of $202 million during the quarter, an increase of 69 percent compared with the fourth quarter 2008. The JANUVIA/JANUMET combined franchise had sales of $760 million

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during the fourth quarter of 2009, an increase of 43 percent compared to the same quarter in 2008. JANUVIA reached $1.9 billion in worldwide sales in 2009, while JANUMET achieved $658 million in global sales for the year.

Infectious Disease

ISENTRESS (raltegravir), an HIV integrase inhibitor for use in combination with other antiretroviral agents for the treatment of HIV-1 infection, reported worldwide sales of $234 million for the fourth quarter of 2009, an increase of 80 percent compared with the fourth quarter of 2008. Global sales of ISENTRESS for the full year of 2009 were $752 million, a 108 percent increase compared with the prior year.

Worldwide sales of PEGINTRON (peginterferon alfa-2b) for chronic hepatitis C were $149 million for the post-merger portion of the fourth quarter of 2009.

Mature Brands

Merck’s mature brands are human health pharmaceutical products that are approaching the expiration of their marketing exclusivity or are no longer protected by patents in developed markets, but continue to be a core part of the company’s offering in other markets around the world.

Global sales of Merck’s antihypertensive medicines, COZAAR (losartan potassium) and HYZAAR5 (losartan potassium and hydrochlorothiazide), were $955 million for the fourth quarter of 2009, representing an 8 percent increase compared with the fourth quarter of 2008. Full-year worldwide sales for COZAAR/HYZAAR were $3.6 billion, comparable with the full year of 2008. The company anticipates a significant decline in future COZAAR/HYZAAR sales since there are multiple sources of generics expected for these medicines when both lose marketing exclusivity in the United States in April and COZAAR loses patent protection in major European markets during the first quarter.

Neuroscience and Ophthalmology

Global sales of MAXALT (rizatriptan benzoate), Merck’s tablet for the treatment of acute migraine, were $156 million for the fourth quarter of 2009, an 11 percent increase from the same quarter last year. MAXALT reported global sales of $575 million for the full year of 2009, an increase of 9 percent from the full year of 2008.

SAPHRIS (asenapine), Merck’s sublingual tablet for acute treatment of schizophrenia in adults and acute treatment of manic or mixed episodes associated with bipolar I disorder, was

[5]	COZAAR and HYZAAR are registered trademarks of E.I. duPont de Nemours and Company, Wilmington, Del.

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approved for use in the United States during the third quarter of 2009 and a full launch is under way. The company has filed two supplemental New Drug Applications with the U.S. Food & Drug Administration (FDA) for SAPHRIS as an adjunct to therapy in patients with mania and for maintenance therapy in patients with schizophrenia. The application for asenapine is also under review in the EU.

The company’s muscle relaxant reversal drug, BRIDION (sugammadex), is currently approved in 44 countries, including Japan, and has been launched in 28 countries around the world.

Oncology

Sales of TEMODAR (temozolomide), a treatment for certain types of brain tumors, were $188 million for the post-merger portion of the fourth quarter of 2009. The U.S. District Court for the District of Delaware recently ruled against the company in a patent infringement suit. Merck has appealed the decision and filed a motion for preliminary injunction with the District Court. TEMODAR lost patent protection in the EU during 2009.

Vaccines6

Total sales as recorded by Merck of its cervical cancer vaccine, GARDASIL (human papillomavirus (HPV) quadrivalent (types 6, 11, 16, 18) vaccine, recombinant), were $277 million for the fourth quarter of 2009, a 3 percent decline from the same quarter in 2008. Worldwide sales of GARDASIL for the year were $1.1 billion, a 20 percent decrease compared with the prior year. Included in those sales was approximately $70 million in revenue primarily as a result of a government purchase for the CDC’s Strategic National Stockpile.

ZOSTAVAX (zoster vaccine live), the company’s vaccine to help prevent shingles (herpes zoster), recorded sales of $76 million in the United States for the fourth quarter of 2009, compared with $162 million for the fourth quarter of 2008. Sales in the fourth quarter of 2008 benefited from the fulfillment of a large number of backorders. Annual sales were $277 million during 2009, an 11 percent decrease compared with full-year 2008. While the company anticipates that ZOSTAVAX will be available in 2010 in the U.S., customers may experience back orders of ZOSTAVAX throughout this year. International launches of ZOSTAVAX will be delayed until 2011.

Worldwide sales of Merck’s other viral vaccines, which include VARIVAX (varicella virus vaccine live), M-M-R II (measles, mumps and rubella virus vaccine live) and PROQUAD (measles, mumps, rubella and varicella virus vaccine live), as recorded by Merck, were $333

[6]	Vaccines in most major European markets are sold through the company’s joint venture, Sanofi Pasteur MSD, and the results from the company’s interest in the joint venture are recorded in equity income from affiliates.

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million for the fourth quarter of 2009, an increase of 13 percent compared with the same period a year earlier. In the fourth quarter of 2009, the company recognized $64 million in revenue as a result of a government purchase of VARIVAX for the CDC’s Strategic National Stockpile. Sales of other viral vaccines for the year were $1.4 billion, an increase of 8 percent over full-year 2008.

Women’s Health and Endocrine

Global sales of NUVARING (etonogestrel/ethinyl estradiol vaginal ring), a contraceptive product, were $88 million for the post-merger portion of the fourth quarter of 2009.

Sales of FOLLISTIM/PUREGON (follitropin beta injection), a fertility treatment, were $96 million for the post-merger portion of the fourth quarter of 2009.

Product Performance — Animal Health

Animal Health sales totaled $494 million for the post-merger portion of the fourth quarter of 2009, reflecting continued strong growth among companion animal and poultry products. Animal Health includes pharmaceutical and vaccine products for the prevention, treatment and control of disease in all major farm and companion animal species.

Product Performance — Consumer Health

Consumer Health Care sales were $149 million for the post-merger portion of the fourth quarter of 2009, reflecting solid demand for OTC CLARITIN and foot care products. In December, the FDA approved ZEGERID OTC (omeprazole 20 mg/sodium bicarbonate 1100 mg capsules), for over-the-counter treatment of frequent heartburn.

Explanatory Note

Supplemental combined non-GAAP sales are provided in the attached schedules at the end of this news release to reflect the revenues of the company’s product sales on a comparable basis to periods prior to the merger. Merck has defined supplemental combined non-GAAP sales as GAAP sales adjusted to reflect a full quarter and full year of Merck and Schering-Plough performance as if the merger closed at the beginning of the periods indicated in the applicable table. This supplemental information is provided to enhance investors’ understanding of the company’s products and overall business performance. This information should be considered in addition to, but not in lieu of, sales recorded in accordance with GAAP. Supplemental combined non-GAAP sales are available in the schedules on pages 13-18, and additional information is included in the 8-K filing today.

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Earnings Conference Call

Investors are invited to a live audio webcast of Merck’s fourth-quarter earnings conference call today at 8:00 a.m. EST by visiting Merck’s Web site, www.merck.com/investors/events-and-presentations/home.html. Institutional investors and analysts can participate in the call by dialing (706) 758-9927 or (877) 381-5782. Journalists are invited to listen in on the call by dialing (706) 758-9928 or (800) 399-7917. A replay of the webcast will be available starting at 11 a.m. EST today through 5 p.m. EST on Feb. 23. To listen to the replay, dial (706) 645-9291 or (800) 642-1687 and enter ID No. 49426477.

About Merck

Today’s Merck is working to help the world be well. Through our medicines, vaccines, biologic therapies, and consumer and animal products, we work with customers and operate in more than 140 countries to deliver innovative health solutions. We also demonstrate our commitment to increasing access to health care through far-reaching programs that donate and deliver our products to the people who need them. Merck. Be Well. For more information, visit www.merck.com.

Forward-Looking Statement

This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; Merck’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions.

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Merck undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2008 Annual Report on Form 10-K, Schering-Plough’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009, the proxy statement filed by Merck on June 25, 2009 and each company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov).

# # #

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS - GAAP

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 1

	GAAP		% Change	GAAP		% Change
	4Q09	4Q08		Full Year 2009	Full Year 2008

Sales	$10,093.5	$6,032.4	67%	$27,428.3	$23,850.3	15%

Costs, Expenses and Other

Materials and production(1)	4,900.8	1,470.0	*	9,018.9	5,582.5	62%

Marketing and administrative(2)	3,455.2	1,862.1	86%	8,543.2	7,377.0	16%

Research and development(3)	1,971.5	1,386.6	42%	5,845.0	4,805.3	22%

Restructuring costs(4)	1,489.8	103.1	*	1,633.9	1,032.5	58%

Equity income from affiliates(5)	(373.8)	(720.0)	-48%	(2,235.0)	(2,560.6)	-13%

Other (income) expense, net(6)	(7,814.8)	(26.8)	*	(10,669.5)	(2,318.1)	*

Income before Taxes	6,464.8	1,957.4	*	15,291.8	9,931.7	54%

Taxes on Income	(60.0)	282.6		2,267.6	1,999.4

Net Income	6,524.8	1,674.8	*	13,024.2	7,932.3	64%

Less: Net Income Attributable to Noncontrolling Interests	29.1	30.0		122.9	123.9

Net Income Attributable to Merck & Co., Inc.	6,495.7	1,644.8	*	12,901.3	7,808.4	65%

Preferred Stock Dividends	2.1	—		2.1	—

Net Income Available to Common Shareholders	$6,493.6	$1,644.8	*	$12,899.2	$7,808.4	65%

Earnings per Common Share Assuming Dilution(7)	$2.35	$0.78	*	$5.65	$3.63	56%

Average Shares Outstanding Assuming Dilution	2,752.8	2,110.9		2,273.2	2,142.5
Tax Rate(8)	-0.9%	14.4%		14.8%	20.1%

*≥ 100%

(1)	The fourth quarter and full year of 2009 include $2.3 billion of expense for the amortization of intangible assets recognized in the Merger and the amortization of purchase accounting adjustments to inventories. Also includes restructuring costs of $19 million and $33 million in the fourth quarter of 2009 and 2008, respectively, and $115 million and $123 million for the full year of 2009 and 2008, respectively, primarily related to accelerated depreciation associated with restructuring activities.
(2)	Includes merger-related costs of $265 million and $371 million in the fourth quarter and full year of 2009, respectively. Also includes the impact of reserving an additional $35 million and $62 million in the fourth quarter of 2009 and 2008, respectively, and $75 million and $62 million for the full year of 2009 and 2008, respectively, solely for future legal defense costs for VIOXX litigation. Additionally, reflects the impact of reserving an additional $40 million in both full year 2009 and 2008 solely for future legal defense costs for FOSAMAX litigation.
(3)	Includes restructuring costs of $(13) million and $97 million in the fourth quarter of 2009 and 2008, respectively, and $232 million and $128 million for the full year of 2009 and 2008, respectively, primarily related to accelerated depreciation associated with restructuring activities.
(4)	Represents separation and other related costs, as well as gains on sales of facilities and related assets in 2008, associated with restructuring activities.
(5)	Includes equity income from the Merck/Schering-Plough partnership until the Merger at which time the partnership became wholly-owned by the Company.
(6)	Other (income) expense, net in the fourth quarter of 2009 reflects a gain of $7.5 billion representing the fair value step-up of the Company's previously held interest in the Merck/Schering-Plough partnership recognized as a result of obtaining a controlling interest in the partnership in conjunction with the Merger. Other (income) expense, net in the fourth quarter of 2009 also reflects $400 million of additional gain on the Merial divestiture which had been deferred, and merger-related costs of $23 million. Other (income) expense, net for the full year of 2009 reflects the $7.5 billion gain on the Merck/Schering-Plough partnership, the $3.2 billion gain on the sale of Merck's interest in Merial Limited, $231 million of recognized net gains in the investment portfolio, $173 million of merger-related costs and $92 million of charges related to the settlement of certain VIOXX litigation.

Other (income) expense, net for the full year of 2008 reflects a $2.2 billion gain related to a distribution from AstraZeneca LP, a $300 million expense for a contribution to The Merck Company Foundation, a $249 million gain on the sale of the remaining worldwide rights to AGGRASTAT, $117 million of recognized net losses in the investment portfolio and a $58 million charge in connection with the resolution of an investigation into whether Merck violated state consumer protection laws with respect to the sales and marketing of VIOXX.

(7)	On January 1, 2009, Merck adopted new guidance issued by the Financial Accounting Standards Board for computing earnings per share which requires the allocation of net income between common shareholders and participating security holders. As a result, net income available to common shareholders used to calculate earnings per common share assuming dilution was $6,463.3 million and $1,640.3 million for the fourth quarter of 2009 and 2008, respectively, and were $12,853.0 million and $7,787.6 million for the full year of 2009 and 2008, respectively.
(8)	The effective tax rates for the fourth quarter and full year of 2009 reflect the impact of the gain on the Merck/Schering-Plough partnership, for which no tax provision is required, as well as the impact of purchase accounting adjustments and restructuring charges.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

FOURTH QUARTER 2009

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 2

	GAAP	Purchase Accounting (1)	Restructuring Costs (2)	Merger- Related Costs (3)	Certain Other Items (4)	Adjustment Subtotal		Non-GAAP
Sales	$10,093.5					$—		$10,093.5

Materials and production	4,900.8	2,285.9	19.1			2,305.0		2,595.8

Marketing and administrative	3,455.2			265.0		265.0		3,190.2

Research and development	1,971.5		(12.5)			(12.5)		1,984.0

Restructuring costs	1,489.8		1,489.8			1,489.8		—

Equity income from affiliates	(373.8)					—		(373.8)

Other (income) expense, net	(7,814.8)			22.7	(7,929.5)	(7,906.8)		92.0

Income before Taxes	6,464.8	(2,285.9)	(1,496.4)	(287.7)	7,929.5	3,859.5		2,605.3

Taxes on Income	(60.0)					(458.4	)(5)	398.4

Net Income	6,524.8					4,317.9		2,206.9

Less: Net Income Attributable to Noncontrolling Interests	29.1					—		29.1

Net Income Attributable to Merck & Co., Inc.	6,495.7					4,317.9		2,177.8

Preferred Stock Dividends	2.1					—		2.1

Net Income Available to Common Shareholders	$6,493.6					$4,317.9		$2,175.7

Earnings per Common Share Assuming Dilution	$2.35					$1.56		$0.79

Average Shares Outstanding Assuming Dilution	2,752.8							2,752.8

Tax Rate	-0.9%							15.3%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Reflects the amortization of intangible assets and the amortization of inventory step-up.
(2)	Amounts primarily include employee separations costs, as well as accelerated depreciation associated with facilities to be sold or closed.
(3)	Merger-related costs include transaction and integration costs associated with the Merger.
(4)	Included in other (income) expense is a $7.5 billion gain representing the fair value step-up of the Company’s previously held interest in the Merck/Schering-Plough partnership recognized as a result of obtaining a controlling interest in the partnership in conjunction with the Merger. Also included in other (income) expense is $400 million of additional gain on the divestiture of Merck’s interest in Merial Limited which had been deferred.
(5)	Represents the estimated income tax impact on the reconciling items.

MERCK & CO., INC.

CONSOLIDATED STATEMENT OF OPERATIONS

GAAP TO NON-GAAP RECONCILIATION

FULL YEAR 2009

(AMOUNTS IN MILLIONS, EXCEPT PER SHARE FIGURES)

(UNAUDITED)

Table 3

	GAAP	Purchase Accounting (1)	Restructuring Costs (2)	Merger-Related Costs (3)	Certain Other Items (4)	Adjustment Subtotal		Non-GAAP

Sales	$27,428.3					$—		$27,428.3

Materials and production	9,018.9	2,285.9	115.2			2,401.1		6,617.8

Marketing and administrative	8,543.2			370.7		370.7		8,172.5

Research and development	5,845.0		231.6			231.6		5,613.4

Restructuring costs	1,633.9		1,633.9			1,633.9		—

Equity income from affiliates	(2,235.0)					—		(2,235.0)

Other (income) expense, net	(10,669.5)			173.5	(10,692.0)	(10,518.5)		(151.0)

Income before Taxes	15,291.8	(2,285.9)	(1,980.7)	(544.2)	10,692.0	5,881.2		9,410.6

Taxes on Income	2,267.6					389.6	(5)	1,878.0

Net Income	13,024.2					5,491.6		7,532.6

Less: Net Income Attributable to Noncontrolling Interests	122.9					—		122.9

Net Income Attributable to Merck & Co., Inc.	12,901.3					5,491.6		7,409.7

Preferred Stock Dividends	2.1					—		2.1

Net Income Available to Common Shareholders	$12,899.2					$5,491.6		$7,407.6

Earnings per Common Share Assuming Dilution	$5.65					$2.40		$3.25

Average Shares Outstanding Assuming Dilution	2,273.2							2,273.2

Tax Rate	14.8%							20.0%

Merck is providing non-GAAP information that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the company’s performance. This information should be considered in addition to, but not in lieu of, information prepared in accordance with GAAP.

(1)	Reflects the amortization of intangible assets and the amortization of inventory step-up.
(2)	Amounts primarily include employee separations costs, as well as accelerated depreciation associated with facilities to be sold or closed.
(3)	Merger-related costs include transaction and integration costs associated with the Merger.
(4)	Included in other (income) expense is a $7.5 billion gain representing the fair value step-up of the Company’s previously held interest in the Merck/Schering-Plough partnership recognized as a result of obtaining a controlling interest in the partnership in conjunction with the Merger. Also included in other (income) expense is a $3.2 billion gain on the divestiture of Merck’s interest in Merial Limited.
(5)	Represents the estimated income tax impact on the reconciling items.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES - GAAP TO SUPPLEMENTAL COMBINED NON-GAAP RECONCILIATION FOURTH QUARTER AND FULL YEAR 2009

(AMOUNTS IN MILLIONS)

Table 4

The following Table reflects Supplemental Combined Non-GAAP sales which are adjusted to reflect a full quarter and full year of Merck and Schering-Plough combined results as if the merger closed as of January 1, 2009.

			“3 + 3”			“12 + 12”
	GAAP 4Q09	Adjustment 4Q09	Supp. Comb. Non-GAAP 4Q09	GAAP Full Year	Adjustment Full Year	Supp. Comb. Non-GAAP Full Year

TOTAL SALES (1)	$10,093	$2,123	$12,216	$27,428	$18,537	$45,964

HUMAN HEALTH (2)	9,072	1,733	10,805	25,236	14,862	40,098

Bone, Resp., Imm., & Dermatology
Singulair	1,260		1,260	4,660		4,660
Remicade	431	205	635	431	1,896	2,327
Nasonex	165	121	286	165	1,014	1,179
Fosamax	285		285	1,100		1,100
Clarinex	101	55	155	101	619	719
Propecia	123		123	440		440
Arcoxia	98		98	358		358
Asmanex	37	21	58	37	177	214

Cardiovascular
Zetia	399	215	614	403	1,841	2,244
Vytorin	384	194	577	441	1,671	2,112
Integrilin	46	26	72	46	249	295

Diabetes & Obesity
Januvia	558		558	1,922		1,922
Janumet	202		202	658		658

Infectious Disease
PegIntron	149	67	216	149	696	844
Isentress	234		234	752		752
Primaxin	196		196	689		689
Cancidas	175		175	617		617
Avelox	66	52	118	66	302	368
Invanz	88		88	293		293
Rebetol	36	21	57	36	218	254
Crixivan / Stocrin	52		52	206		206

Mature Brands
Cozaar / Hyzaar	955		955	3,561		3,561
Zocor	139		139	558		558
Claritin Rx	71	38	109	71	362	433
Vasotec / Vaseretic	85		85	311		311
Proscar	72		72	291		291
Proventil	26	30	56	26	198	225

Neurosciences & Ophthalmology
Maxalt	156		156	575		575
Cosopt / Trusopt	134		134	503		503
Remeron	38	21	60	38	195	234
Subutex / Suboxone	36	20	56	36	175	211

Oncology
Temodar	188	103	292	188	885	1,073
Emend	88		88	313		313
Caelyx	47	24	70	47	219	265
Intron A	38	16	54	38	192	231

Vaccines
ProQuad, M-M-R II and Varivax	333		333	1,369		1,369
Gardasil	277		277	1,118		1,118
RotaTeq	135		135	522		522
Pneumovax	128		128	346		346
Zostavax	76		76	277		277

Women’s Health & Endocrine
Follistim/Puregon	96	53	149	96	450	546
Nuvaring	88	47	135	88	422	511

Other Human Health (3)	781	405	1,186	1,295	3,081	4,376

ANIMAL HEALTH	494	265	759	494	2,222	2,716

CONSUMER HEALTH (2)	149	83	232	149	1,131	1,281
Claritin OTC	39	25	63	39	367	406

Other Revenues (4)	379	41	420	1,548	322	1,870

(1)	Individual products with annual 2009 GAAP or Supplemental Combined Non-GAAP sales of >$200M are shown. Sales reflect the then current foreign exchange rates.
(2)	Human Health includes worldwide prescription pharmaceutical sales and consumer product sales excluding the US and Canada. Consumer Health includes US and Canada consumer product sales.
(3)	Includes Human Health products with annual 2009 GAAP or Supplemental Combined Non-GAAP sales of <$200M.
(4)	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.

Note: The Company is providing Supplemental Combined Non-GAAP sales to reflect the revenues of the company’s product sales on a comparable basis to periods prior to the merger. Merck has defined Supplemental Combined Non-GAAP sales as GAAP sales adjusted to reflect a full year of Merck and Schering-Plough performance as if the merger closed at the beginning of the periods indicated in this table. This supplemental information is provided to enhance investors’ understanding of the company’s sales performance. This information should be considered in addition to, but not in lieu of, sales reported in accordance with GAAP.

MERCK & CO., INC.

FRANCHISE / KEY PRODUCT SALES - GAAP TO SUPPLEMENTAL COMBINED NON-GAAP RECONCILIATION FOURTH QUARTER AND FULL YEAR 2008

(AMOUNTS IN MILLIONS)

Table 5

The following Table reflects Supplemental Combined Non-GAAP sales which are adjusted to reflect a full quarter and full year of Merck and Schering-Plough combined results as if the merger closed as of January 1, 2008.

			“3 + 3”			“12 + 12”
	GAAP 4Q08	Adjustment 4Q08	Supp. Comb. Non-GAAP 4Q08	GAAP FY08	Adjustment FY08	Supp. Comb. Non-GAAP FY08

TOTAL SALES (1)	$6,032	$5,386	$11,419	$23,850	$22,887	$46,737

HUMAN HEALTH (2)	5,537	4,405	9,942	22,081	18,331	40,412

Bone, Resp., Imm., & Dermatology
Singulair	1,122		1,122	4,337		4,337
Remicade		491	491		2,118	2,118
Nasonex		280	280		1,155	1,155
Fosamax	318		318	1,553		1,553

Cardiovascular
Zetia	2	556	558	6	2,279	2,286
Vytorin	19	548	566	84	2,339	2,424

Diabetes & Obesity
Januvia	413		413	1,397		1,397
Janumet	120		120	351		351

Mature Brands
Cozaar / Hyzaar	881		881	3,558		3,558

Oncology
Temodar		242	242		1,002	1,002

Vaccines
ProQuad, M-M-R II and Varivax	295		295	1,268		1,268
Gardasil	286		286	1,403		1,403

ANIMAL HEALTH		674	674		2,973	2,973

CONSUMER HEALTH (2)		219	219		1,276	1,276

Other Revenues (3)	495	88	583	1,769	308	2,077

(1)	Individual products with annual 2009 GAAP or Supplemental Combined Non-GAAP sales of >$1B are shown. Sales reflect the then current foreign exchange rates.
(2)	Human Health includes worldwide prescription pharmaceutical sales and consumer product sales excluding the US and Canada. Consumer Health includes US and Canada consumer product sales.
(3)	Other revenues are primarily comprised of alliance revenue, miscellaneous corporate revenues and third party manufacturing sales.

Note: The Company is providing Supplemental Combined Non-GAAP sales to reflect the revenues of the company’s product sales on a comparable basis to periods prior to the merger. Merck has defined Supplemental Combined Non-GAAP sales as GAAP sales adjusted to reflect a full year of Merck and Schering-Plough performance as if the merger closed at the beginning of the periods indicated in this table. This supplemental information is provided to enhance investors’ understanding of the company’s sales performance. This information should be considered in addition to, but not in lieu of, sales reported in accordance with GAAP.